Exhibit 10.17

AGREEMENT AND GENERAL RELEASE

Agreement between Casual Male Retail Group, Inc., (formerly Designs, Inc.) a Delaware corporation with an office at 555 Turnpike Street, Canton, MA 02021 (“Employer”) and Ronald N. Batts, an individual having an address at 6475 Tulip Lane, Dallas, Texas 75230, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”).

WHEREAS, Employer and Employee entered into an Employment Agreement dated October 22, 2001, as amended by First Amendment to Employment Agreement dated May 19, 2002 (the “Employment Agreement”);

WHEREAS, due to Employer’s restructuring, Employee’s position was eliminated, and as a result thereof, Employer and Employee came to a further agreement that it was appropriate to terminate the employment relationship; and

WHEREAS, Employer and Employee desire to set forth the terms pursuant to which they are terminating the employment relationship;

NOW, THEREFORE, the parties agree as follows:

1.    Last Day of Employment; Agreement to Consult.  Employee’s last day of employment with Employer was October 25, 2002. All wages and benefits ceased as of that date, except as set forth below. Employee has accrued unused vacation in the amount of 85.5 hours for which he was paid on December 5, 2002, less lawful deductions. Employee agrees, for the period commencing on October 25, 2002 and continuing through February 15, 2003 (the “Consulting Period”), to be available by telephone to consult and advise Employer with regard to matters formerly in his area of responsibility under the Employment Agreement. During the Consulting Period, it is understood that Employee shall provide such services, if and when requested, from his home in Dallas, Texas, during regular business hours, for up to fifteen (15) hours per week.

2.    Employee is eligible to receive reimbursement for certain business and travel expenses incurred on or prior to October 25, 2002. Any request for reimbursement must be made in writing by January 8, 2003, with appropriate documentation submitted to Susan Murray. During the Consulting Period, Employee shall not accrue vacation or sick pay and shall not be eligible for expense reimbursement, additional stock option awards, automobile allowance or any other compensation or benefits except as set forth herein.

3.    Consideration.  In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer agrees, in the event Employee does not revoke the Agreement in accordance with Paragraph 5 herein:

a.    to pay to Employee his base salary of $5,288.46 per week plus an amount equal to $2,083.33 per month, for a period of eight (8) months (the “Term”), less lawful deductions and less the Employee’s contribution to continued medical and dental coverage, payable in bi-weekly installments. Payment of this sum, minus any salary continuation/bonus payment after October 25, 2002, while Employee is considering this Agreement and General Release and which are included in the eight months of salary continuation, will begin on the next regularly scheduled payroll date which is ten (10) days after the expiration of the revocation period. Employee may elect, by giving Employer written notice no later than February 18, 2003, to receive the above amount in a single lump sum, in which event Employer shall pay such amount to Employee within ten (10) business days after receipt of such notice.

b.    to continue medical and dental coverage under the Employer Plan during the Term, with Employee continuing to contribute to the cost of coverage to the same extent as prior to October 25, 2002; provided, however, that Employee’s participation shall cease on the date be becomes eligible to participate in another group medical plan through a subsequent employer and Employee is obligated to notify the Employer immediately on becoming so eligible to participate. Thereafter, Employee shall be entitled to elect COBRA coverage for the remainder of the COBRA period, at his own expense.

4.    No Consideration Absent Execution of this Agreement; Settlement.  Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraph “3” above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein. It is further understood and agreed that the monies and/or benefits specified in “paragraph 3” above, are given in settlement of and in lieu of any amounts which would otherwise be due to Employee under the Employment Agreement.

5.    Revocation.  Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day you execute this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Susan Murray at the address set forth above and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Susan Murray or her designee, or mailed to Susan Murray at the address set forth above and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired and Employer receives the letter set forth as Exhibit A hereto.

If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6.    General Release of Claims.

a.    Employee hereby irrevocably and unconditionally knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof, of and from any and all claims, known and unknown, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Massachusetts Law Against Discrimination, G.L. c. 151B, the Massachusetts Privacy Statute, G.L. c. 214, § 1B, the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 etseq., the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C, the Massachusetts Consumer Protection Act, G.L. c. 93A, the Massachusetts Civil Rights Act, G.L. c. 12, § 11, and the Massachusetts Equal Rights Act, G.L. c. 93, or any other federal, state or local human rights, civil rights, wage-hour, pension or labor laws, rules and/or regulations, public policy, any claim for breach of contract, contract or tort laws, or any claim arising under common law, such as claims for malicious prosecution, misrepresentation, defamation, false imprisonment, libel, slander, invasion of privacy, negligence, infliction of emotional distress, or otherwise.

b.    Employer hereby irrevocably and unconditionally knowingly and voluntarily releases and forever discharges Employee, his heirs, successors and assigns, of and from any and all claims that Employer has or may have against Employee as of the date of execution of this Agreement and General Release, other than claims arising from the willful misconduct of Employee (“Reserved Claims”)(but Employer releases Employee from any claims relating to the disclosure of information to Employer’s directors, officers or employees); provided, however, that (i) any Reserved Claims must be asserted prior to the end of the Term (or such shorter limitations period provided by applicable law), (ii) Employer represents and warrants that, as of the date of execution of this Agreement by Employer, Employer is not aware of any facts which would give rise to any Reserved Claims, and (iii) notwithstanding the provisions of Section 6(a), if Employer asserts any Reserved Claims against Employee, then Employee may assert in defense of such Reserved Claims any claims he may have against Employer (but in no event shall Employee recover any amount with regard to claims otherwise waived under Section 6(a) in excess of the sum of any judgment rendered in favor of Employer).

7.    Confidentiality; Reference Letter.  Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release; provided, however, that nothing herein is intended to or shall preclude Employee from cooperating with any local, state or federal government in an investigation. Employer agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except for such officers, employees, attorneys and accountants as may have a need to know, and as may be required in any filing under the Securities Exchange Act of 1934, as amended, or any other law. Employer agrees that it will direct those directors, officers and employees who Employer makes privy to the terms of this Agreement and General Release, that it shall not disparage Employee or his performance under the Employment Agreement. Employer further agrees that any request for a written reference regarding Employee that is directed to Employer’s Vice President of Human Resources will be responded to solely by a written reference letter in the form attached hereto as Exhibit B.

8.    Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts. In the event the Employee breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release and that any such action shall be instituted in a court in the Commonwealth of Massachusetts. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9.    Nonadmission of Wrongdoing.  The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

10.    Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.    Arbitration.  If any dispute arises between the parties with respect to this Agreement and General Release, the Employment Agreement, or otherwise with respect to Employee’s employment with the Company, including without limitation the assertion of any claims reserved to the parties under Section 6.b. hereof, the parties agree to submit the dispute to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and both parties agree to be bound by the arbitration award.

12.    Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including the Employment Agreement, except that sections 10, 11, 12 and 13 of the Employment Agreement shall be incorporated herein by reference and remain in full force and effect. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

13.    Employee has been advised that he has up to twenty-one (21) calendar days to review this agreement and general release and is has been advised in writing to consult with an attorney prior to execution of this agreement and general release. Employee agrees that any modifications, material or otherwise, made to this Agreement and general release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ RONALD N. BATTS	By:	/s/ DAVID A. LEVIN
Ronald N. Batts		David A. Levin President and Chief Executive Officer

Date:		Date:

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